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                                                                   Exhibit 11.01



                            MICRONICS COMPUTERS, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          YEAR ENDED SEPTEMBER 30,
                                  -------------------------------------
                                       1997         1996           1995
                                  --------------------------- ---------
     PRIMARY
     Net loss                       $ (9,789)    $(13,288)    $(12,836)
                                    --------     --------     --------
     Average shares outstanding       14,006       13,805       13,513
     Options                              --           --           --
                                    --------     --------     --------
     Total common stock and
       common stock equivalents       14,006       13,805       13,513
                                    --------     --------     --------
     Net loss per common share.         (.70)        (.96)        (.95)

     FULLY DILUTED
     Net loss                       $ (9,789)    $(13,288)    $(12,836)
                                    --------     --------     --------
     Average shares outstanding       14,006       13,805       13,513
     Options                              --           --           --
                                    --------     --------     --------
     Total common stock and
       common stock equivalents       14,006       13,805       13,513
                                    --------     --------     --------
     Net loss per common share .        (.70)        (.96)        (.95)
                                    --------     --------     --------